Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration Nos. 33-59791

                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

Pricing  Supplement,  dated January 31, 1996
     (To Prospectus Supplement, dated August 7, 1995;
     to Prospectus, dated August 7, 1995)


                              DESCRIPTION OF NOTES

         The terms of the CMT Notes (defined below) set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series C set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.


SUMMARY OF TERMS:

Title of Notes:                         Constant  Maturity Treasury Senior Notes
                                        due February 7, 2001 (the "CMT Notes").

Aggregate
 Principal Amount:                      $10,000,000.

Issue Date:                             February 7, 1996.

Stated Maturity Date:                   February 7, 2001.

Interest Rate Index:                    Ten-year   Constant   Maturity  Treasury
                                        ("CMT").

Spread:                                 Minus 54.0 basis points.

Initial Interest Rate:                  5.05%.

Interest
  Commencement Date:                    February 7, 1996.

Interest Payment Dates:                 Semi-annually,  on  the  seventh  day of
                                        each  February  and  August,  commencing
                                        August 7, 1996.

Interest Reset Dates:                   Each Interest Payment Date.

CMT Interest
  Determination Dates:                  The  tenth  Market  Day   preceding  the
                                        related Interest Reset Date.

Index Maturity:                         Ten Years.

CMT Screen Reference:                   10  year  Treasury   Constant   Maturity
                                        Telerate Screen Page 7055.

Calculation Dates:                      The related CMT  Interest  Determination
                                        Date.

Redemption:                             The  CMT  Notes  are  not   subject   to
                                        redemption.

Sinking Fund:                           The CMT  Notes  are not  subject  to any
                                        sinking fund.

Regular Record Dates:                   The date that is 15 calendar  days prior
                                        to the related Interest Payment Date.

Calculation Agent:                      Citibank, N.A.

Selling Agent:                          Bear, Stearns & Co. Inc.

Discount or Commission:                 0.570%.

Price to Public:                        100%.

CUSIP Number:                           17303 LRG 8.